Exhibit 23.1

Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement on Form S-1 for Albemarle Corporation (File No. 33-77452) and in the registration statement on Form S-8 for the Savings Plan for Employees of Albemarle Corporation (File No. 33-75622) of our report dated February 5, 1999, on our audits of the consolidated financial statements of Albemarle Corporation and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is included on page 43 of this Annual Report on Form 10-K.

                                 /s/PricewaterhouseCoopers LLP

Richmond, Virginia
March 9, 1999